Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to the Annual Report on Form 10-K/A (“Amendment No. 1”) of Veri-Tek International, Corp. of our report dated March 13, 2006, except for Notes A, C, H, I, O, Q, R, S, and T which are dated May 7, 2007, for Veri-Tek International, Corp. for the years ended December 31, 2005 and 2004 and the two month period ended December 31, 2003 which is a part of this Amendment No. 1. We also consent to the use in this Amendment No. 1 of our report dated May 24, 2004 for JCJ International, Inc. fka Veri-Tek International Corporation for the ten month period ended October 31, 2003 which is a part of this Amendment No. 1.

/s/ Freedman & Goldberg, CPAs, P.C.
Freedman & Goldberg, CPAs, P.C.

Farmington Hills, MI

May 16, 2007